Exhibit 3.22

COMPANY AGREEMENT
OF
QVC SAN ANTONIO, LLC

This Company Agreement (the “Agreement”) of QVC San Antonio, LLC, a Texas limited liability company (the “Company”), is hereby adopted as of October 29, 2008 by QVC, Inc., a Delaware corporation, which is the sole Shareholder of the Company.

ARTICLE I
DEFINITIONS

1.1                                    The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Agreement” has the meaning set forth in the first paragraph hereof.

“Board of Directors” or the “Board” means a board of one or more Directors designated by the Shareholders as described in Article VI.

“Capital Account” means the individual capital account maintained for each Shareholder pursuant to Section 3.2, as applicable.

“Capital Contribution” means any cash or other property contributed by a Shareholder to the Company pursuant to the provisions of this Agreement.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Texas on October       , 2008, as amended from time to time.

“Company” has the meaning set forth in the first paragraph hereof.

“Director” has the same meaning ascribed to the term “manager” in the TBOC, and shall refer to any Person named as a Director in this Agreement and any Person who becomes an additional, substitute or replacement Director in accordance with this Agreement, but such term does not include any Person who has ceased to be a Director of the Company. “Directors” refers to such Persons as a group.

“Distribution” has the meaning set forth in Section 4.2.

“Fiscal Year” means the calendar year. which is the period fixed by the Company as its taxable year for federal income tax purposes.

“Liquidation” has the meaning set forth in Section 8.2.

“Liquidator” has the meaning set forth in Section 8.2.

“Majority of the Board” has the meaning set forth in Section 6.1.

“Shareholder” has the same meaning ascribed to the term “member” in the TBOC, and means, initially, the sole Shareholder named in the first paragraph hereof, and any Person or Persons thereafter admitted as a substituted or additional Shareholder in accordance with this Agreement, each in their capacity as a Shareholder of the Company. “Shareholders” refers to such Persons or entities as a group.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other legally recognized entity, or a government or any political subdivision or agency thereof.

“TBOC” means the Texas Business Organizations Code, as amended from time to time (or any corresponding provisions of succeeding law).

1.2                                    Usage. In this Agreement, unless a clear contrary intention appears:

(a)                                 the singular number includes the plural number and vice versa;

(b)                                 reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)                                  reference to any gender includes each other gender and the neuter, as appropriate;

(d)                                 reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e)                                  reference to any law means such law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f)                                   “hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof;

(g)                                  “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h)                                 “or” is used in the inclusive sense of “and/or”;

(i)                                     with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(j)                                    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

ARTICLE II
ORGANIZATIONAL MATTERS

2.1                                    Name and Formation. The business of the Company shall be conducted under the name of QVC San Antonio, LLC or such other name as from time to time may be determined by the Board. The Company was originally formed as a Texas corporation on October 7, 1991 and thereafter filed a Certificate of Conversion with the Secretary of State of the State of Texas on October     , 2008, thereby converting the Company into a Texas limited liability company in accordance with the TBOC. The rights and liabilities of the Shareholders and Directors shall be as provided in the TBOC, except as otherwise provided herein.

2.2                                    Principal Office. The principal place of business and mailing address of the Company shall be 9855 Westover Hills Boulevard, San Antonio, Texas 78251, or at such other place or places as from time to time may be determined by the Shareholder or the Board.

2.3                                    Purpose. The purpose of the Company shall be the transaction of any or all lawful business for which limited liability companies may be organized under the TBOC. The Company shall have all powers necessary or desirable to accomplish the aforesaid purpose.

2.4                                    Qualification and Registration. The Company shall, as soon as practicable, take all action necessary to qualify the Company to do business and to execute all certificates or other documents, and perform all filings and recordings, as are required by the laws of the State of Texas and the other jurisdictions in which the Company does business.

2.5                                    Registered Office and Registered Agent. The Company’s initial registered office in the State of Texas and the name of its initial registered agent at such address are as set forth in the Certificate.

ARTICLE III
CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

3.1                                    Percentage Interest. The percentage interest of the initial Shareholder shall be 100%.

3.2                                    Capital Account. The Company may maintain a Capital Account for the Shareholder; provided, however, that so long as the Company has only one Shareholder, this Section 3.2 shall not be construed to require the maintenance of such a Capital Account. At any time a Capital Account is maintained for the Shareholder, it shall consist of the Shareholder’s Capital Contribution, increased by additional Capital Contributions and by the Shareholder’s share of Company profits and decreased by distributions to the Shareholder and by the Shareholder’s share of Company losses. No advance of money to the Company by the Shareholder as provided in Section 3.3 shall be credited to the Capital Account  of the Shareholder unless accompanied by evidence that the Shareholder intends the advance to be an additional Capital Contribution to the Company.

3.3                                    Additional Capital Contributions. The Shareholder shall not be obligated to make any additional Capital Contribution to the Company. Any additional Capital Contribution shall be made by the Shareholder solely in its discretion.

3.4                                    Advances by the Shareholder. Subject to the limitations herein and to other agreements of the Company, the Company is authorized to borrow from the Shareholder on such terms as the Board deems appropriate.

3.5                                    Contributions Not to be Returned at Any Specified Time. Except as otherwise provided in this Agreement, the Shareholder shall not have the right to demand the return of its Capital Contribution.

3.6                                    Restrictions Relating to Capital. The Shareholder shall not (i) be entitled to receive interest on its Capital Contribution, (ii) have the right to partition the Company’s property, or (iii) be liable to the Company to restore any deficit balance in its Capital Account.

ARTICLE IV
ALLOCATIONS AND DISTRIBUTIONS

4.1                                    Allocations. Except as otherwise required by applicable provisions of tax law, solely for federal income tax purposes and for purposes of certain state tax laws, the Company shall be disregarded as an entity separate from the Shareholder. Each item of Company income, gain, loss, deduction, and credit shall be treated as if realized directly by, and shall be allocated 100% to, the Shareholder.

4.2                                    Distributions. Distributions of cash or other assets shall be made in the amounts and at the times resolved and determined by the Shareholder (each a “Distribution”), provided, however, that if there should be more than one Shareholder, any such Distribution will be made pro rata in accordance with each Shareholder’s respective interests in the Company. Notwithstanding the foregoing, no Distribution shall be made to the extent prohibited by the TBOC, including, without limitation, any Distribution if immediately after making the Distribution the Company’s total liabilities would exceed the fair value of the Company’s total assets. For purposes of this Section, the terms (i) “total liabilities” shall not include (a) liabilities related to a Shareholder’s interest in the Company, or (b) liabilities for which the recourse of creditors is limited to specified property of the Company, and (ii) the term “total assets” shall include the fair value of that property subject to a liability for which recourse of creditors is limited To specified property of the Company only to the extent that the fair value of such property exceeds the liability.

ARTICLE V
ACCOUNTING AND REPORTS

5.1                                    Books of Account. The Board shall maintain or cause to be maintained at all times true and proper books, records, reports and accounts in accordance with generally accepted accounting principles consistently applied, in which shall be entered fully and accurately all transactions of the Company, and shall also maintain or cause to be maintained at all times any other documents or records required under Section 101.501 of the TBOC. The Shareholder shall have access to the foregoing at all reasonable times. The Board shall keep vouchers, statements, receipted bills and invoices and all other records in connection with the Company’s business.

5.2                                    Accounting and Reports. The books of account shall be closed promptly after the end of each Fiscal Year. Promptly thereafter, the Board shall make such written reports to the Shareholder as requested by the Shareholder, which may include a balance sheet of the Company as of the end of such year, a statement of income and expenses for such year, a statement of the Shareholder’s Capital Account as of the end of such year, and such other statements with respect to the status of the Company and Distribution of the profits and losses therefrom as are considered necessary by the Shareholder to advise the Shareholder properly about its investment in the Company for federal and state income tax reporting purposes.

5.3                                    Banking. An account or accounts in the name of the Company shall be maintained in such bank or banks as the Board may from time to time select. All monies and funds of the Company, and all instruments for the payment of money to the Company, shall, when received, be deposited in said bank account or accounts, or prudently invested in marketable securities or other negotiable instruments. All checks, drafts and orders upon said account or accounts shall be signed in the Company name by such Persons and in such manner as the Board may from time to time determine.

ARTICLE VI
BOARD OF DIRECTORS AND DUTIES

6.1                                    Directors. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, a Board of Directors. In addition to the powers and authorities expressly conferred by this Agreement upon the Board, the Board may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Shareholders; provided that no Director as such shall be an agent of the Company or have any authority to bind the Company except as authorized by resolution adopted by the Board. By resolution adopted by the Board, the Board may delegate to any Person any of its power and authority to manage the Company. The business and affairs of the Company shall be managed by or under the direction of a Board of Directors (the “Board”). Any action taken by the Board in compliance with this Agreement shall constitute the act of, and serve to bind, the Company. Persons dealing with the Company are entitled to rely exclusively on the power and authority of the Board as set forth in this Agreement. Any action taken by more than fifty percent (50%) of the Shareholders of the Board (a “Majority of the Board”) shall be deemed to be an action approved by the Board.

6.2                                    Number; Term; Vacancies. The number of Directors may be increased or decreased (but not below one (1)) from time to time by resolution adopted by the Directors then in office. Directors need not be residents of the State of Texas or Shareholders of the Company. The initial Directors are Michael George and Lawrence Hayes. Each Director shall hold office until his or her death, resignation or removal. The vacancy of the Director occurring for any reason may be filled by the Shareholder. A Director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal. The Shareholder, in its sole discretion, may remove all or any Directors at any time.

6.3                                    Compensation. No Director shall receive any compensation for serving as a Director except as determined by the Shareholder and except that a Director shall be reimbursed for out-of-pocket costs and expenses incurred in the course of its service hereunder (subject to substantiation requirements that may be established by the Shareholder).

6.4                                    Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board under the provisions of any applicable law, the Certificate or this Agreement may be taken without a meeting if a consent in writing setting forth the action so taken is signed by a Majority of the Board. Such consent shall have the same force and effect as the affirmative vote of the Board.

6.5                                    Telephonic Meeting. Subject to the provisions required or permitted for notice of meetings, unless otherwise restricted by any applicable law, the Certificate or this Agreement, Directors may participate in and hold a meeting by conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.6                                    Related Party Transactions Permitted. The Company may (i) employ or retain a Shareholder or a Person directly or indirectly related to or affiliated with a Shareholder to render or perform a service on behalf of the Company and/or (ii) contract to buy property from a Shareholder or a Person directly or indirectly related to or affiliated with a Shareholder, provided that the charges made for services rendered and materials furnished by such Shareholder or Person must be reasonable and competitive with those charged by others in the same line of business and not so related. Each and every related-person transaction must be approved in writing by the Board. No contract or transaction between the Company and one or more of its Directors or its officers, or between the Company and any other Person in which one (1) or more of its Directors or its officers are managers or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board that authorizes the contract or transaction, or solely because his or its or their votes are counted for such purpose, if: (i) the material facts as to his or its relationship or interest and as to the contract or transaction are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by the affirmative vote of the disinterested Directors, even though the disinterested Directors be less than a quorum; or (ii) the material facts as to his or its relationship or interest and as to the contract or transaction are disclosed or are known to the Shareholder, and the contract or transaction is specifically approved in good faith by the Shareholder, and, in each case, the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified by the Board or the Shareholder.

6.7                                    Officers. The Board may from time to time elect officers of the Company, each of whom shall have the authority and responsibility and serve for the term designated by the

Board. None of the officers shall be deemed a manager as that term is used in the TBOC. Unless otherwise determined by the Board, each officer shall be deemed an agent of the Company and to have duties comparable to persons holding similar offices with Texas corporations.

6.8                                    Fiduciary Duties.

(a)                                 Except as otherwise provided in this Agreement, Directors shall have fiduciary duties to the Company and the Shareholder equivalent to the fiduciary duties of directors of Texas corporations. The Shareholder has no fiduciary duties to the Company whatsoever.

(b)                                 A Director, Shareholder, or officer shall be entitled to rely, and shall not be deemed to have violated any fiduciary duty in respect of any action taken in good faith reliance, upon information opinions, reports or statements, including financial statements and other financial data, prepared by (i) one or more Directors, officers or employees of the Company, or (ii) legal counsel, public accountants or other persons engaged by or on behalf of the Company as to which the Director, Shareholder, or officer reasonably believes are within such Person’s professional or expert competence.

ARTICLE VII
CHANGES IN SHAREHOLDERS OR INTERESTS

7.1                                    Transfer of Interests. The Shareholder may, in its own discretion, sell, transfer, assign, give, pledge, or otherwise dispose of or encumber any part or all of its interest in the Company now owned or hereafter acquired, whether voluntarily, by operation of law or otherwise.

7.2                                    Admission of New Shareholders. New Shareholders may not be admitted to the Company without the prior written consent of, and may be admitted only upon terms approved by, the Shareholder. Upon admission, new Shareholders shall sign and thereby become subject to an amended version of this Agreement approved by the Shareholder and containing provisions in accordance with the TBOC.

7.3                                    Resignation of a Shareholder. A Shareholder may not resign from the Company prior to the dissolution and winding up of the Company.

ARTICLE VIII
TERMINATION OF THE COMPANY

8.1                                    Events Requiring Winding Up. The Company’s affairs shall be wound up only upon the first to occur of the following:

(a)                                 The written determination of the Shareholder; or

(b)                                 The entry of a judicial decree under the TBOC requiring the winding up or dissolution of the Company.

The death, dissolution, winding up, termination, bankruptcy, expulsion, withdrawal or other termination of the continued ownership in the Company of the last remaining Shareholder shall not constitute an event requiring winding up of the Company.

8.2                                    Liquidation and Distribution of Liquidation Proceeds. Upon the occurrence of any event requiring winding up of the Company for any reason, a Director selected by the Board, or if none is then serving, the Shareholder (as the case may be, the “Liquidator”), shall commence to wind up the affairs of the Company and to liquidate its assets (“Liquidation”). The Liquidator shall have full power to sell, assign and encumber Company assets. Any property distributed in kind in Liquidation shall be valued and treated as though the property were sold and the cash proceeds were distributed. Upon Liquidation, the assets of the Company shall be used and distributed in the following order:

(a)                                 To pay or provide for the payment of all debts and liabilities of the Company to creditors, including the Shareholder and the Directors if any of them is a creditor, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities for Distributions to the Shareholder as a Shareholder; and

(b)                                 To the Shareholder (i) in satisfaction of the Company’s obligations for Distributions, (ii) for the return of its Capital Contributions, and (iii) to account for any remaining amounts.

8.3                                    Accounting. Within a reasonable time after the date the assets have been distributed in Liquidation, the Liquidator shall cause to be prepared and provided to the Shareholder a statement which shall set forth the assets and the liabilities of the Company as of the date of complete Liquidation.

8.4                                    Termination. Upon the completion of Liquidation of the Company and the distribution of all Company assets, the Liquidator or a Director shall file a Certificate of Termination with the Secretary of State of Texas, and upon such filing, the Company shall terminate.

ARTICLE IX
LIABILITY AND INDEMNIFICATION

9.1                                    Liability. No Shareholder or Director shall be personally liable for any debt, obligation, or liability of the Company, including any of the foregoing issued under a judgment, decree, or order of a court, and whether arising in tort, contract, or otherwise solely by reason of being a Shareholder.

9.2                                    Exculpation. No Shareholder or Director shall be liable to the Company or any other Shareholder for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Person by this Agreement, unless it is finally adjudicated that such loss, damage or claim was incurred by reason of such Person’s gross negligence, willful misconduct or breach of contract.

9.3                                    Indemnification. To the fullest extent permitted by applicable law, each Shareholder, Director, and officer shall be entitled to indemnification from the Company for any loss, damage, or claim incurred by such Person by reason of any act or omission performed or omitted by such Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Person by this Agreement, unless it is finally adjudicated that such loss, damage or claim was incurred by reason of such Person’s gross negligence, willful misconduct or breach of contract; provided, however, that any indemnity under this Section 9.3 shall be provided out of and to the extent of Company assets only, and no Shareholder shall have any personal liability on account thereof. The indemnification provided by this Section 9.3 shall continue as to a Person who has ceased to serve in the capacity by reason of which the Person was indemnified under this Section with respect to matters arising during the period the Person served in such capacity, and shall inure to the benefit of the heirs, executors, and administrators of such a Person.

9.4                                    Advancement of Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Shareholder, Director, or officer in defending any claim, demand, action, suit or proceeding (including court costs and attorneys’ fees) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Person to repay such amount if it shall be determined that the Person is not entitled to be indemnified as authorized in Section 9.3 hereof. Notwithstanding any other provision of this Article, :the Company may pay or reimburse expenses incurred by a Shareholder, Director, or officer in connection with his appearance as a witness or other participation in a proceeding at a time when the Shareholder, Director, or officer is not named a defendant or respondent in the proceeding.

9.5                                    Insurance. The Company may purchase and maintain insurance on behalf of the Shareholder, Directors, officers, agents, and employees against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

9.6                                    Applicability to Strict Liability or Negligence. THE PROVISIONS IN THIS ARTICLE IX SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS, AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING THE BENEFIT OF THE PROVISIONS IN THIS ARTICLE IX.

9.7                                    Effect of Amendment. No amendment, modification, or repeal of this Article or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Shareholder, Director, or officer to be indemnified by the Company, nor the obligation of the Company to indemnify any such Person, under and in accordance with the provisions of the Article as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1                             Amendments. This Agreement may be amended, modified, supplemented or canceled only in writing and with the approval of the Shareholder.

10.2                             Company Property. All property, whether real, personal or mixed, tangible or intangible, and wherever located, contributed by the Shareholder to the Company or acquired by the Company shall be the property of the Company. All files, documents, and records shall be the property of the Company and shall remain in the possession of the Company.

10.3                             Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Shareholder and its legal representatives, heirs, successors and assigns, except as expressly herein otherwise provided.

10.4                             Governing Law. This Agreement shall be governed, construed and enforced in conformity with the laws of the State of Texas.

10.5                             Notices. All notices, offers, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made, if mailed, five business days after mailing from within the United States by first class United States mail, postage prepaid, return receipt requested, or if by personal delivery, when delivered in person to the address of the recipient’s principal place of business.

10.6                             Entire Agreement. This Agreement contains the entire understanding of the Shareholder and supersedes any prior understandings respecting the within subject matter. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned Shareholder has signed and adopted this Agreement as of the date first above written.

SHAREHOLDER: QVC, INC.
a Delaware corporation

By:
Lawrence R. Hayes
Senior Vice President